Exhibit 99.2

Earnings Release Script

March 7th, 2005

5:00 p.m. EST

John Riley:

Good afternoon, I’m John Riley of GoRemote Internet Communications.  This afternoon we will discuss financial results for the first quarter of fiscal 2005.  Playback of this call will be available at 1-800-753-4652, through March 11, 2005. This conference call is being webcast live today and is available on the Investor Relations page of the GoRemote Internet Communications website.  It will be available for replay until March 31, 2005.  Also, on the call for GoRemote are Tom Thimot, our President and CEO and Dan Fairfax, our Senior Vice President & Chief Financial Officer.

This call will include “forward-looking” statements, including projections about our business, that involve risks and uncertainties. These forward-looking statements are based on information available to us at the time of this call and we assume no obligation to update any such forward-looking statements.  The statements in this call are not guarantees of future performance and actual results could differ materially from our current expectations as a result of many factors, including the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

At this time I would like to turn the call over to Tom.

Tom

Thanks John.

Before I go through our results, I thought it would be useful to remind everyone of what GoRemote does for our corporate customers every day.

A typical GoRemote enterprise customer has employees who fit the following profile:  The GoRemote user wakes up in the morning at home, uses his GoRemote Teleworker broadband service to check his email and sends a copy of his upcoming sales presentation to his boss and co-workers.  He then undocks his laptop and heads to the customer location.  While in the car, his boss calls and informs him that she added two important slides to the PowerPoint deck.  The GoRemote user pulls over and uses his 3G cellular access card with GoRemote Mobile Office Revolution to sync his mail while continuing to drive to the customer location.  After presenting to the customer, the GoRemote user stops by his branch office and updates his Siebel CRM and SAP ERP with details of his customer meeting using GoRemote Branch Office.  Off to the airport, the GoRemote user securely syncs his email via a GoRemote WiFi hotspot at a local coffee shop before boarding a Lufthansa plane to Frankfurt where he connects on board via Connexion by Boeing.  Once landing in Frankfurt, he checks into the Intercontinental Hotel and retrieves key corporate data through the company portal from his hotel room, connecting via a hotel Ethernet connection made available as part of the GoRemote Global Network.  His IT department sleeps soundly knowing that all of these connections to corporate data and applications — which are made available via multiple access methods and multiple service provider networks - are secure and include full monitoring and regulatory reporting capability and are invoiced in a single bill sent by GoRemote or its channel partner.

We know of no competitor that can offer this complete turnkey solution under one roof.

During our last earnings call on November 1st, I emphasized the commitment of the Board and management team to return the company to sustained profitability.  To achieve this goal, we knew we needed to simultaneously create a foundation for revenue growth and significantly reduce our operating expenses.  That same day, I added new sales and marketing leaders to my team, leaders who have been working relentlessly to build this foundation.  And I am pleased to report that we have delivered the significant expense cuts we announced in August.  In other words, GoRemote has made meaningful progress toward achieving our business model of sustained profitability.  I would like to share some of the details of this important progress with you today.

During the past quarter we made significant strides in shifting from a direct sales focus to a balance of targeted direct sales and carrier-friendly channel sales.  By allowing large, strategic service providers the ability to “white label” our value added solution for their enterprise customers who need more than mere access, we believe we are accelerating this transformation.  This “powered by GoRemote” solution allows customers to prioritize traffic over their networks and enables voice carriers and device manufacturers to create a path to capture secure remote data access recurring revenue.

Let me take a moment to point out our recent success with four significant channel partners.

Late in Q1, GoRemote and MCI further extended their commercial relationship so that MCI sales representatives around the globe can now sell the GoRemote Branch Office and GoRemote Teleworker solutions straight off the MCI price list. Our branch office solution provides a state of the art replacement of expensive and lower bandwidth frame relay and satellite solutions.  MCI, who has hundreds of long term relationships, many with large minimum spend commitments, is now partnering with us, to offer all of the sophisticated monitoring and reporting capabilities and high service levels of the GoRemote Branch Office solution under their brand.

Last month, AT&T announced a stronger and more focused relationship with GoRemote that has allowed AT&T to expand their remote access network to include over 10,000 WiFi Hotspots provided via the GoRemote Global Network.  Authenticating each AT&T mobility customer to utilize over 40 WiFi service providers in 52 countries would be far more difficult without the expertise and intellectual property that GoRemote provides to AT&T.

During the first quarter, T-Systems GmbH, the European telecommunications giant, significantly expanded the promotion of mobility to their enterprise customers.  Through our channel relationship, the T-Systems GmbH direct sales force added 10 enterprise customers to the GoRemote mobility customer list.  This is the largest success in a single quarter GoRemote has displayed in Germany, and is just one more example that validates the strength of our carrier relationships and our more effective and efficient go-to-market strategy.

Our relationship with Toshiba America Information Systems also grew stronger, as they continued deploying the GoRemote Mobile Office solution as part of Toshiba’s MyConnect offering.  By placing our client on their laptops, Toshiba is validating the strength of our solution.  Toshiba’s relationship with us also exemplifies our new approach in sales and marketing.  Specifically, GoRemote solutions are currently being advertised in leading national publications such as USA Today under Toshiba’s MyConnect brand and utilizing Toshiba’s marketing budget.  Leveraging partners like Toshiba, and others who are persuaded by the compelling value of our “powered by GoRemote” strategy, we have been able to significantly reduce expensive brand advertising and more effectively spend our precious marketing dollars.  The net result of these efforts is broader adoption of the GoRemote Mobile Office solution.

While a strong carrier-friendly channel strategy is a significant differentiator, we also have a strong message that can be sold directly to a CFO, CIO or CISO.  One example is the story recounted in the January edition of Integrated Solutions for Retailers, which coincided with the annual National Retail Federation show in New York.  GoRemote customer Schwan Food Company cited their success with the GoRemote Branch Office solution.   Schwan receives unmatched national broadband coverage through GoRemote’s aggregated broadband network, not only providing maximum coverage, but minimizing the effort to do so.  GoRemote proactively manages, monitors and troubleshoots the network, often discovering and correcting any problems before users become aware of them.  The net result is that the customer has a faster, more reliable and more cost effective network through GoRemote than they had before.  This is a powerful message that, when positioned and sold through a disciplined sales process at the right level, can help create new customer revenue streams.

In order to compete effectively in the marketplace, GoRemote must rely on more than strong channel relationships and aggressive direct sales.  We are also successfully repositioning the advantage of GoRemote solutions versus competitive offerings.

In the mobility space, we enhanced our Mobile Office solution to embrace the move in the industry toward ubiquitous and universal broadband wireless coverage.  Through Mobile Office Revolution, GoRemote is the first to embrace free WiFi as an opportunity instead of treating it as a threat.  Highly respected food service companies like Panera Bread offer free WiFi as a value add to draw business customers into their welcoming retail environments so that they may continue to conduct business during their visit.  GoRemote Revolution will aid our customers in locating high quality WiFi locations regardless of whether they are free, such as at Panera Bread, or fee-based such as those available at Barnes & Noble book stores.  GoRemote’s partnership with Connexion by Boeing is an investment to enable business travelers to remain connected in the air, through in-flight WiFi available between the U.S. and Asia and the U.S. and Europe.

In summary, the GoRemote Mobile Office Revolution will enable mobile workers to take advantage of the GoRemote Global Network with a wireless connectivity solution that seamlessly integrates access, security, and management. An offline access directory and a real-time Wi-Fi sniffer will enable an enterprise customer’s employees to find connections easily, and a user-driven hotspot rating system will provide feedback on free Wi-Fi hotspots to help users find the best-quality connectivity in the shortest amount of time. In February, we proudly announced the formal launch of the GoRemote Mobile Office Revolution Program. Under this program, incentives are available to participate in the GoRemote Mobile Office Revolution for existing customers of our competitors who are either dissatisfied with their existing Wi-Fi/wireless access implementations or are considering alternative solutions for their remote access needs.

During the first month following the announcement of the GoRemote Mobile Office Revolution, several prospects have signed up to participate in the GoRemote Revolution Progression Program, which includes a comprehensive evaluation of their wireless needs.  The list includes a Fortune 100 consumer package goods company, a Fortune 100 pharmaceutical company a Fortune 500 semiconductor manufacturer and a Fortune 500 networking company.

To compete and win in this market, GoRemote is continuing to demonstrate its leadership in research and development.  During Q1, we enhanced our engineering capacity by adding high quality network and software engineers to our Network Operations and Development facility in Bangalore, India.   Leveraging the strength of our Bangalore operations allows GoRemote to expand the capabilities of critical monitoring and reporting functionality that improves the quality and performance of the network for financial service providers like Mutual of Omaha.

Our Bangalore, India subsidiary has also been expanded to aid in low cost marketing research that is used to keep us one step ahead of our competitors.  Effective telephone, email and direct mail campaigns can be created in Bangalore at a small fraction of the cost of doing them onshore.  By selectively moving functions offshore,  we are able to offset the added expense of more channel and direct sales personnel that must be located near the customer or partner.  Finally, by supporting the GoRemote network offshore, GoRemote can simultaneously protect its operating margins while creating pricing pain for our competitors.  As GoRemote pursues its goal of revenue growth, we intend to use our superior software monitoring and low cost infrastructure to deliver greater value to our customers in ways unrivaled by our competitors.  We are convinced that our competitors cannot build an effective offshore capability in a short timeframe and we also do not believe that outsourcing, as opposed to offshoring, will provide them with meaningful cost advantage.

We believe that GoRemote is the only company in the market today that delivers an integrated, business-grade solution for providing secure remote access to corporate networks for all remote workers, whether they work on the road, at home or from a remote branch office and whether they access their corporate networks through Wi-Fi, 3G or other broadband connection.

As all access methods (especially paid WiFi) become increasingly commoditized and price sensitive over time, it is incumbent on GoRemote to provide a business solution that adds ubiquitous access methods like free WiFi, 3G and, possibly in the future, WiMax.  We are enhancing our leading solution to enable comprehensive roaming over wireless data roaming networks that rely on UMTS/WCDMA or 3G coverage, complementing our current GPRS coverage.  By working with partners such as CSL, GoRemote intends to enable its users to eventually roam in over 230 countries/territories by leveraging the wireless data roaming agreements that already exist among the world’s leading mobile operators. Through a combination of visionary leadership — exemplified by the GoRemote Mobile Office Revolution — and a low cost research and development capability, GoRemote can combine the industry’s best ideas with execution to keep our customers on the cutting edge of wireless access technologies.

Because corporate users increasingly have a variety of ways to connect to the corporate network and to corporate data, the importance of security is magnified.  Connections through free WiFi or 3G may not be secure, but that does not stop employees from using them.  GoRemote offers a powerful defense that protects both the corporate network and mobile devices — GoRemote Total Security Protection, the industry’s most comprehensive security platform for remote access.  GoRemote Total Security Protection includes centrally managed, policy-driven security services such as hosted user authentication; managed IP VPNs; end point security with application centric firewalls, intrusion prevention, host integrity, adaptive protection, universal enforcement and remediation.   GoRemote Total Security Protection is a solution offered to customers as security components that customers adopt and integrate into their own networks and security objectives.

GoRemote has a solid, value-added, secure, remote access solution that clearly addresses a need in the market and is currently being utilized by over 300 enterprise customers, including VARs, many of which are Fortune 1000 companies.  GoRemote’s leadership position is validated by leading industry analysts such as Gartner, which placed GoRemote in their “magic quadrant” that highlights remote access providers with the strongest vision and ability to execute.  Or as Mark Winther, Group Vice President at IDC, said, “GoRemote dramatically expands the boundaries of the remote enterprise and allows it to cost effectively provide the most comprehensive, secure access network available.”

To summarize, we have completed the first quarter of our new fiscal year with positive results.  The new senior sales and marketing leadership has already brought early wins that have added significant deferred revenue and strengthened the cash position of the company.  The entire GoRemote team remains unified and dedicated to a common goal of returning GoRemote to profitability this year.  I am confident that in Q2 2005, this dedication will yield a return to revenue growth, continued earnings improvement, continued growth of deferred revenue and a strong cash position.  I look forward to working with all of you and publicly communicating our status following the completion of our second fiscal quarter.

Now I’d like to turn the call over to Dan Fairfax, who will take you through the financial results for the recently completed quarter.

Dan Fairfax

Thank you Tom.

GOOD AFTERNOON — Thank you for joining us today.  As a prologue to my remarks I would like to remind you that last year we changed our fiscal year end to October 31, and that today we are reporting on our first quarter of fiscal 2005, which is the three month period ended January 31, 2005.  In my remarks, when comparisons are made to historical periods, I will be referring to quarters that all reference the Company’s new fiscal calendar where the first fiscal quarter ends January 31, the second fiscal quarter ends April 30, the third fiscal quarter ends July 31 and the fiscal year ends October 31.

The reasons we changed our fiscal year end in summary included:

Our expectation that the Company would realize several distinct advantages include:  First, we believe we are better aligning our fiscal year with the business cycle which has emerged following the acquisition of Axcelerant.  Second, by adopting a non-traditional fiscal cycle, we expect to get a greater share of attention and resources from corporate purchasing departments and minimize end-of-quarter discounting pressures.   And third, by moving the Company’s annual financial statement audit into a non-peak period, we expect to utilize our internal and independent auditor resources more effectively, which should improve our ability to obtain and schedule external audit and audit-related support required to ensure ongoing compliance with regulatory requirements.

Let me now draw your attention to the Statement of Operations for the first quarter.

Revenue:

In our first quarter, revenues were $12.0 million, unchanged year over year but down 3.6% from the three month period ended October 31, 2005.  This is due to the continuing drop in the volume of dial-up usage for traffic originating with our legacy ISP and Telco customers and, it also reflects the effect of seasonally lower levels of business travel in our first quarter—resulting from the concentration of end-of year holidays—on our network usage.  However, I am pleased to report that these negative impacts were offset by the growth of our broadband revenues, which increased 10% from the prior quarter and now comprise 40% of our revenue stream.  In total, our enterprise and VAR revenues grew 5% from the prior three-month period to $7.0 million offsetting much of the ISP and Telco revenue decline.  In the first quarter of 2005, revenue from our enterprise customers, sold both direct and through our VAR channel partners combined, accounted for approximately 58% of total revenue and the percentage of our revenues that are recurring monthly now accounts for 53% of worldwide revenue.  As Tom mentioned earlier we believe we will return to sequential quarterly revenue growth in the second quarter of 2005.

New customer acquisition both sold direct and through our partners remained strong.  In the quarter we saw a shift in the type and number of customers acquired, due to the change in our sales approach to methods that more effectively use our strong third party relationships in selling and delivering our solutions to enterprise customers.  And as Tom just discussed we remain fully committed to delivering high value managed remote access and security solutions to the enterprise market through both direct and partner channels.

Direct Margin

Overall the Company’s direct margin, which is calculated as revenue less direct cost of service, was 58 percent in the first quarter of 2005, compared with 60 percent during the same period one year ago and 52 percent in the prior quarter.  Our first quarter margins are in line with our historically strong direct margins and return to those levels following the drop in the prior quarter, which was due to the negative impact of certain one-time charges, which have been discussed previously.

Operating Expenses:

Total operating expenses were $7.8 million for the first quarter of 2005, compared with $9.0 million in the same quarter one year ago and $39.3 million in the prior quarter.  Our lower spending is a result of both the elimination of personnel duplication and overlapping efforts that existed following our acquisition of Axcelerant in December of 2003 and the more focused sales and marketing approach we are now taking to distribute our products and services (including a more disciplined and appropriate channel-friendly strategy).  Now, it is important to note that the Axcelerant acquisition which closed in our first quarter of 2004, and the expenses reported for that quarter reflect only two months of expenses from the operations GoRemote acquired from its purchase of Axcelerant.

With respect to our more cost effective operating structure since our restructuring in August of 2004, it is significant to note that at the end of the first quarter we had 210 personnel of which 69 are employed at our network operations and development center in Bangalore, India.

Our implementation of the mandatory requirements of section 404 of the Sarbanes-Oxley Act is well underway and our G&A expenses of $1.6 million for the quarter included $85,000 related to the company’s Sarbanes-

Oxley compliance initiatives.  We anticipate our costs to complete this work will increase in absolute dollars over the next two quarters.

In addition our operating expenses during the quarter include $301,000 of amortization of intangible assets acquired in connection with the Company’s acquisition of Axcelerant.

Net Income

The net loss in the first quarter of 2005 was  $819,000 or $0.02 per share, compared with a net loss of $1.8 million or a loss of $0.05 per share in the same quarter one year ago.  Our significantly reduced loss as compared to the same period one year ago was due principally to lower expenses which I noted earlier with the most significant being due to the reduction in Sales and Marketing spending.

Turning to the Balance Sheet:

With a growth in the quarter of $1.3 million in cash and short-term investments GoRemote has strengthened an already solid balance sheet.

• Cash and short-term investments were $19.3 million at the end of the third quarter compared with $18 million at the end of the prior quarter—despite restructuring related cash expenditures of $400,000 in the quarter.

• Our accounts receivables remained low with 44 days sales in accounts receivable outstanding at the end of the first quarter, down from 57 days in the first quarter of 2004 and 53 days in the prior quarter.

• It is important to note that in the first quarter of 2005 the Company deferred approximately $600,000 of broadband service installation revenues that will be amortized over 24 months.

•Our capital expenditures for the first quarter were approximately $162,000 which principally reflected Information Technology investments to supplement and sustain our current operations.

• Finally, we continue to have no debt on the balance sheet.

Looking forward the Company continues to focus on achieving sustained profitability by cost effectively delivering value to our existing and prospective customers.

And while we have made significant progress in the quarter our focus is not a short-term one.  As a result of this transformation in the Company’s performance we have not been providing forward-looking guidance and as indicated in our earnings release, we will not be providing forward-looking guidance at this time.    However, I would like to confirm that we expect the Company to achieve revenue growth in the second quarter and achieve quarterly profitability during fiscal 2005.

Now I am going to turn the call over to Tom for some additional comments.

Tom

Thank you Dan.

In closing, I want to again reiterate my excitement at the challenge and opportunity ahead at GoRemote.  Together with the management team and the rest of the Board, I am confident that in Q2 2005, our dedication will yield a return to revenue growth, continued earnings improvement, continued growth of deferred revenue and enable us to maintain a strong cash position.  In addition, we are confident that we are taking the right steps to deliver sustained revenue growth and profitability over the long term, which is fundamental to delivering shareholder value.  Thank you very much for joining us on today’s call.

Operator, at this time we would like to entertain questions.

Pause

At this time we would like to thank you for participating on today’s conference call.  We look forward to communicating GoRemote’s progress with you in the future.